Exhibit 99.1

Manning & Napier, Inc. Announces Exchange of Units of Manning & Napier Group

FAIRPORT, NY, April 1, 2013 – Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today provided an update regarding its legacy ownership exchange. Pursuant to the existing exchange agreement established during the Company’s initial public offering, the legacy shareholders, consisting of its founder, management team and certain other employees, have the opportunity to exchange on an annual basis a portion of their interests in Manning & Napier Group, LLC for either cash or shares of the Company’s Class A common stock. This annual process was recently completed, and as a result, legacy shareholders exchanged an aggregate of 498,497 Class A units of Manning & Napier Group, LLC for approximately $7.4 million. Subsequent to the exchange, the Class A units were retired. As a result of the exchange, the Company’s ownership interest in Manning & Napier Group, LLC has correspondingly increased.

The price of each Class A unit was $14.87, or the average closing-price of the Class A common stock, for the 15 trading days prior to March 26, 2013, less a 5% discount.

“The exchange is accretive to all current shareholders,” said Patrick Cunningham, Chief Executive Officer of Manning & Napier. “The repurchase of these shares, together with management’s continued ownership, demonstrates our belief in the long-term growth prospects of Manning & Napier”.

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity and fixed income portfolios as well as a range of blended asset portfolios, such as life cycle funds, that use a mix of stocks and bonds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 502 employees as of December 31, 2012.

Safe Harbor Statement

This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts

Investor Relations Contact

Brian Schaffer

Prosek Partners

212-279-3115 ext. 229

bschaffer@prosek.com

Public Relations Contact

Nicole Kingsley Brunner

Manning & Napier, Inc.

585-325-6880

nbrunner@manning-napier.com

Source Manning & Napier

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